Exhibit 10.10

January 21, 2013

Christopher Rondeau

26 Fox Run Road

Newington, NH 03801

Dear Chris:

This letter (the “Agreement”) confirms our agreement to change your title to Chief Executive Officer of Planet Fitness Holdings, LLC (the “Company”), and is intended to amend the Employment Agreement between you and the Company dated as of November 8, 2012 (the “Employment Agreement”, attached hereto as Exhibit A).

1. Position and Duties. Section 1(a) of the Employment Agreement is replaced in its entirety with the following new Section 1(a):

Effective as of January 16, 2013, you will be employed by the Company, on a full-time basis, as its Chief Executive Officer. In addition, you may be asked from time to time to serve as a manager, director or officer of one or more of the Company’s Affiliates, without further compensation.

2. No Other Changes. Except as expressly modified above, the Employment Agreement remains in full force and effect, and is binding on you and the Company, in accordance with its terms.

3. Miscellaneous. You acknowledge that the Employment Agreement, as amended by this Agreement, sets forth your entire agreement with the Company and supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the subject matter hereof.

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If the foregoing is acceptable to you, please sign this letter in the space provided below. At the time you sign and return it this letter will take effect as a binding agreement between you and the Company, subject to the terms and conditions set forth above. The enclosed copy is for your records.

Sincerely,
PLANET FITNESS HOLDINGS, LLC

By:	/s/ Richard Moore
Richard Moore
Executive Vice President & General Counsel

Accepted and agreed:

Signature:	/s/ Christopher Rondeau
Christopher Rondeau

Date:	1-21-13